Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor and Press Contact:

Lance P. Burke

Chief Financial Officer

(516) 548-8500

Hanover Bancorp Approves New Share Repurchase Program

Mineola, NY – October 5, 2023 – Hanover Bancorp, Inc. (NASDAQ: HNVR) (the “Company”), parent company of Hanover Community Bank (the “Bank”), announced that its Board of Directors has approved a Share Repurchase Program.  Under this program, the Company may repurchase up to 366,050 shares, or approximately 5% of its outstanding common stock.  The timing and amount of purchases will be dictated by a number of factors.

Under the Share Repurchase Program, repurchases will be made from time to time by the Company in the open market as conditions allow, or in privately negotiated transactions.  All or part of the repurchases may be implemented under a Rule 10b5-1 trading plan, which would allow repurchases under pre-set terms at times when the Company might otherwise be prevented from doing so under insider trading laws or because of self-imposed blackout periods.

Except in the case of repurchases under a Rule 10b5-1 trading plan, the volume, nature, price and timing of the repurchases are at the sole discretion of management, dependent on the stock price, market conditions, applicable securities laws including SEC Rule 10b-18, corporate and regulatory requirements, capital and liquidity needs or other factors.  The Board of Directors may suspend, discontinue, terminate, modify, cancel or extend the Share Repurchase Program at any time and for any reason.

Michael P. Puorro, Chairman and CEO, remarked “We are pleased to announce the approval of this share repurchase program, which reflects our commitment to returning value to our shareholders.  While this repurchase program is a testament to our strong capital base, we will proceed cautiously with regards to capital management to ensure we remain well positioned to take advantage of growth opportunities that may arise.”

About Hanover Community Bank and Hanover Bancorp, Inc.

Hanover Bancorp, Inc. (NASDAQ: HNVR), is a bank holding company for Hanover Community Bank, a community commercial bank focusing on highly personalized and efficient services and products responsive to client needs.  Management and the Board of Directors are comprised of a select group of successful local businesspeople who are committed to the success of the Bank by knowing and understanding the metro-New York area’s financial needs and opportunities.  Backed by state-of-the-art technology, Hanover offers a full range of financial services.  Hanover employs a complete suite of consumer, commercial, and municipal banking products and services, including multi-family and commercial mortgages, residential loans, business loans and lines of credit.  Hanover also offers its customers access to 24-hour ATM service with no fees attached, free checking with interest, telephone banking, advanced technologies in mobile and internet banking for our consumer and business customers, safe deposit boxes and much more.  The Company’s corporate administrative office is located in Mineola, New York where it also operates a full-service branch office along with additional branch locations in Garden City Park, Hauppauge, Forest Hills, Flushing, Sunset Park, Rockefeller Center and Chinatown, New York, and Freehold, New Jersey.

Hanover Community Bank is a member of the Federal Deposit Insurance Corporation and is an Equal Housing/Equal Opportunity Lender.  For further information, call (516) 548-8500 or visit the Bank’s website at www.hanoverbank.com.